Exhibit 99.1
CONNETICS IN COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS
PALO ALTO, Calif. (August 1, 2006) — Connetics Corporation (NasdaqGM: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced that the Nasdaq Listing Qualifications Panel confirmed in a letter dated July 31, 2006, that the Company is in compliance with all requirements for continued listing on the Nasdaq Global Market.
On May 19, 2006, Connetics announced that due to a delay in filing its Form 10-Q for the period ended March 31, 2006, the Company had received a letter from the Nasdaq Stock Market Listing Qualifications Department indicating that its common stock was subject to delisting pursuant to Nasdaq Marketplace Rule 4310(c)(14). Connetics filed its Form 10-Q for the period ended March 31, 2006, with the Securities and Exchange Commission on July 25, 2006.
About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%; Luxiq® (betamethasone valerate) Foam, 0.12%; Soriatane® (acitretin) capsules; and Evoclin® (clindamycin) Foam, 1%. Connetics is developing Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis; Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis; Extina® (ketoconazole) VersaFoam-HF, 2%, to treat seborrheic dermatitis; and Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, to treat acne. Connetics’ product formulations are designed to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Contacts:
Connetics Corporation	Lippert/Heilshorn & Associates
Jim Goff	Don Markley or Bruce Voss
Senior Director Investor Relations	(310) 691-7100
(650) 843-2851	dmarkley@lhai.com
jgoff@connetics.com
Press Release Code: CNCT-G
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